Exhibit 2.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Canadian Solar Inc. (“we,” “us,” “our company,” or “our”) has the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class registered as of the end of the period covered by the annual report	Trading symbol	Name of each exchange on which registered
Common shares with no par value	CSIQ	Nasdaq Global Select Market

This exhibit contains a description of the rights of the holders of our common shares. The following summary is subject to and qualified in its entirety by our articles, as amended from time to time, (the “articles”), our by-laws as effective from time to time (the “by-laws”), and by applicable Canadian law, particularly the Business Corporations Act (Ontario) (the “OBCA”). This is not a summary of all the significant provisions of the articles, by-laws or of applicable Canadian law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F to which this description of securities registered under section 12 of the Exchange Act is an exhibit.

Item 9. General

Item 9.A.3 Pre-emptive rights

Our common shares do not contain any pre-emptive purchase rights to any of our securities.

Item 9.A.5 Type and class of securities

Our class of common shares are registered with the U.S. Securities and Exchange Commission. We may issue an unlimited number of common shares, without par value. Other than under applicable securities laws, there are no restrictions on the transferability of our common shares.

Item 9.A.6 Limitations or qualifications

Our board of directors has the authority, without approval from the shareholders, to issue an unlimited number of preferred shares, in one or more series, at any time and from time to time. Before it issues any series of preferred shares, our board of directors shall fix the number of preferred shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the preferred shares of, such series. See Item 9.A.7 below. Due to the issuance of preferred shares, the rights of our common shares, including their voting power, may be materially limited.

Item 9.A.7 Rights of other types of securities

Our board of directors has the authority, without approval from the shareholders, to issue an unlimited number of preferred shares, in one or more series, at any time and from time to time. Before it issues any series of preferred shares, our board of directors shall fix the number of preferred shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the preferred shares of, such series.

Item 10.B Articles

Item 10.B.3 Shareholder rights

Dividends

Subject to the prior rights of the holders of the issued preferred shares, if any, the holders of the common shares are entitled to receive dividends declared by our board of directors. Pursuant to the OBCA, the board of directors shall not declare and Canadian Solar Inc. shall not pay a dividend if there are reasonable grounds for believing that (a) Canadian Solar Inc. is, or after the payment, would be unable to pay its liabilities as they become due; or (b) the realizable value of Canadian Solar Inc.’s assets would thereby be less than the aggregate of its liabilities, and its stated capital of all classes. All holders of common shares will share equally on a per share basis in any dividend declared by the board of directors on the common shares. The dividend entitlement time limit will be fixed by the board of directors at the time any such dividend is declared.

Voting rights

The holders of common shares are entitled to receive notice of and to attend and vote at all meetings of our shareholders and each common share confers the right to one vote in person or by proxy at all meetings of our shareholders, except meetings at which the holders of the issued preferred shares, if any, are entitled to vote separately as a class or series. All directors stand for re-election annually.

Liquidation

Subject to the prior rights of the holders of the issued preferred shares, if any, the holders of the common shares are entitled to receive the remaining property of Canadian Solar Inc. in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of any other distribution of the property or assets of Canadian Solar Inc. among the shareholders for the purpose of winding up our affairs, whether voluntary or involuntary.

Other

The common shares are not convertible or redeemable and have no preemptive, subscription or conversion rights. In the event of a merger or consolidation, all common shareholders will be entitled to receive the same per share consideration. There are no provisions in our articles discriminating against any existing or prospective shareholder as a result of such shareholder owning a substantial number of our common shares. Our common shares are not subject to liability to further capital calls by our company. Also, no provisions or rights exist in our articles regarding our common shares in connection with exchange, redemption, retraction, purchase for cancellation, surrender or sinking or purchase funds.

Item 10.B.4 Changes to shareholder rights

Other than as disclosed in Item 9.A.7 above, Canadian Solar Inc.’s articles and by-laws do not provide for us to be able to change the rights of Canadian Solar Inc.’s shareholders.

The OBCA provides for certain avenues for the rights of Canadian Solar Inc.’s shareholders to be changed including:

•

The directors may, by resolution, make, amend or repeal any by-laws that regulate our business or affairs, which may change the rights of our shareholders. Where the directors make, amend or repeal a by-law, they are required to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may, by ordinary resolution, confirm, reject or amend the by-law, amendment or repeal. However the by-law, amendment or repeal is effective from the date of the resolution of the directors until it is confirmed, confirmed as amended or rejected by the shareholders or until the date of the meeting of shareholders at which it should have been submitted if it is not so submitted.

•

Subject to the OBCA, we may from time to time if authorized by a special resolution of our shareholders (i.e., a resolution that is submitted to a special meeting of the shareholders duly called for the purpose of considering the resolution and passed, with or without amendment, at the meeting by at least two-thirds of the votes cast), amend Canadian Solar Inc.’s articles to add, change or remove any provision that is permitted by the OBCA to be, or that is, set out in its articles, including without limiting the generality of the foregoing, to:

o	change our name;
o	add, change or remove any restriction upon the business or businesses that we may carry on or upon the powers that we may exercise;
o	add, change or remove any maximum number of shares that we are authorized to issue or any maximum consideration for which any of our shares are authorized to be issued;
o	create new classes of shares;
o

change the designation of all or any of its shares, and add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of all or any of its shares, whether issued or unissued;

o

change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series;

o	divide a class of shares, whether issued or unissued, into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof;
o

authorize the directors to divide any class of unissued shares into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof, or to revoke, diminish or enlarge any such authority;

o	authorize the directors to change the rights, privileges, restrictions and conditions attached to unissued shares of any series, or to revoke, diminish or enlarge any such authority;
o	subject to certain constraints, increase or decrease the number, or minimum or maximum number, of directors; and
o	add, change or remove restrictions on the issue, transfer or ownership of shares of any class or series.
•

Where the directors are authorized by the articles to divide any class of unissued shares into series and determine the designation, rights, privileges, restrictions and conditions thereof, they may by resolution authorize the amendment of the articles to so provide.

Item 10.B.6 Limitations on shareholder rights

Except as provided below, there are no limitations specific to the rights of non-Canadians to hold or vote our shares under the laws of Canada or Ontario, or in our articles or by-laws.

Competition Act

Limitations on the ability to acquire and hold our shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition, or the Commissioner. Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in us, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada, through the Minister of Innovation, Science and Industry (the “Minister”), of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for an investor who is controlled in a country that is a member of the World Trade Organization and who is not a state-owned enterprise. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the Minister is satisfied that the investment is likely to be of net benefit to Canada. The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: (1) the acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation; (2) the acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares; and (3) the acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, “national security” review on a discretionary basis may also be undertaken by the federal Canadian government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada”, with the relevant test being whether the Minister has “reasonable grounds to believe that an investment by a non-Canadian could be injurious to national security.” The Minister has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to “national security” review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis. If the Minister, after consultation with the Minister of Public Safety and Emergency Preparedness, considers that the investment could be injurious to “national security”, the Minister refers the investment to the Governor in Council. On referral of an investment, if the Governor in Council determines the investment could be injurious to “national security”, the Governor in Council may takes any measures in respect of the investment that it considers advisable to protect national security, including denying the investment, asking for undertakings, imposing terms or conditions for the investment, or ordering divestiture (if the investment has been completed). Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Item 10.B.7 Change in control

The following provisions in Canadian Solar Inc.’s articles may deprive our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by delaying or preventing a change of control of our company:

•

Our board of directors has the authority, without approval from the shareholders, to issue an unlimited number of preferred shares, in one or more series, at any time and from time to time. Before it issues any series of preferred shares, our board of directors shall fix the number of preferred shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the preferred shares of, such series.

•

Our board of directors is entitled to fix and may change the number of directors within the minimum and maximum number of directors provided for in our articles (i.e., a minimum of three and a maximum of ten directors). Our board of directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

In addition, Canadian Solar Inc’s by-laws and the OBCA provide for minimum time periods for the calling and holding of meetings of shareholders.

Otherwise, there are no provisions in Canadian Solar Inc’s articles or by-laws or in the OBCA that would have an effect of delaying, deferring or preventing a change in control of our company which would operate with respect to a merger, acquisition or corporate restructuring involving our company or any of our subsidiaries.

Item 10.B.8 Ownership disclosure threshold for our common shares

Canadian Solar Inc.’s articles and by-laws do not have any specific threshold requiring disclosure of ownership by holders of our shares. The OBCA and securities regulation in Canada requires that we disclose in our proxy information circular for our annual general meeting and certain other disclosure documents filed by us under such regulation, holders who beneficially own, directly or indirectly, or control or direct, voting securities of Canadian Solar Inc. carrying 10% or more of the voting rights attached to any class of outstanding voting securities. Most state corporation statutes do not contain provisions governing the threshold above which shareholder ownership must be disclosed. United States federal securities laws require us to disclose, in an annual report on Form 20-F, holders who own 5% or more of Canadian Solar Inc.’s issued and outstanding shares.

Item 10.B.9 Differences in the law

See Items 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8 above.

Item 10.B.10 Changes in capital

The requirements imposed by our articles governing changes in capital are not more stringent than is required by applicable laws, including the OBCA.

Item 12. Description of securities other than equity securities

Item 12.A Debt securities

Not applicable.

Item 12.B Warrants and rights

Not applicable.

Item 12.C Other securities

Not applicable.

Item 12.D.1 and 12.D.2 Description of American Depositary Shares

Not applicable.